EXHIBIT 5


                        METZGER, HOLLIS, GORDON & ALPRIN
                                ATTORNEYS AT LAW
                         1275 K STREET, N.W., SUITE 1000
                             WASHINGTON, D.C. 20005
                            TELEPHONE: (202) 842-1600
                             TELEFAX: (202) 682-2127



                                December 10, 1996



Seiler Pollution Control Systems, Inc.
555 Metro Place North
Suite 100
Dublin, Ohio 43017

         Re:      1993 Non-Statutory Stock Option Plan

Gentlemen:

We are special securities counsel to Seiler Pollution Control Systems, Inc. ("Seiler"), a Delaware corporation, in connection with Seiler's 1993 Non-Statutory Stock Option Plan dated June 13, 1993 (the "Plan"). In such capacity, we have examined and are familiar with the Articles of Incorporation, as amended, and by-laws of Seiler. We have also examined the records of corporate proceedings and have examined and are familiar with such other documents as we have considered necessary for rendering our opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that the shares of Common Stock, $.0001 par value, of Seiler reserved for issuance under the Plan will, when issued in accordance with the terms of such Plan, be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 and to the reference to us under the caption "Legal Matters" in the prospectus portion of the registration statement.

                                Very truly yours,

                                Metzger, Hollis, Gordon & Alprin



                                By: /s/ Laurence S. Lese
                                   -------------------------------------
                                       Laurence S. Lese